Exhibit 23.4

CONSENT OF JMP SECURITIES LLC

We hereby consent to the use in the Registration Statement of Green China Resources Inc. on Form S-4 and in the Proxy Statement/Prospectus of Shine Media Acquisition Corp. which is part of the Registration Statement, of our opinion dated April 28, 2008 appearing as Appendix J to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “CONSIDERATION OF THE SECURITIES PURCHASE TRANSACTION -- Background of the Stock Purchase,” “CONSIDERATION OF THE SECURITIES PURCHASE TRANSACTION - Board Consideration and Approval of Transaction,” “CONSIDERATION OF THE SECURITIES PURCHASE TRANSACTION - Shine Media’s Reasons for the Stock Purchase and Recommendations of the Shine Media Board,” "CONSIDERATION OF THE SECURITIES PURCHASE TRANSACTION - Recommendation of the Shine Media Board,” and “CONSIDERATION OF THE SECURITIES PURCHASE TRANSACTION - Opinion of JMP Securities LLC.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

JMP Securities LLC

By: /s/ Jeff Johnson
Name: Jeffrey Johnson
Title: Managing Director

San Francisco, California
June 20, 2008